10f-3 Exhibit                                                                                                            Compliance Detail

Issuer Name + CUSIP #	XTO Energy - 98385X106
Trade Date	July 23, 2008
List of Underwriters	Lehman Brothers, JPMorgan, UBS Investment Bank (together, the joint book runners)
Was the security:33 Act Registration, Eligible Municipal Security, Eligible Government offering, Foreign Offering, or Eligible 144A offering	Yes – 33 Act Registration
Was security offered under a firm commitment underwriting (Must be ‘YES’_	Yes – page S-11
Is an affiliated b/d a Sr. Manager or Co-Manager?	No
If yes, did the affiliate benefit directly or indirectly (Must be NO)	No
Name of Affiliate:	Natixis Bleischroder
Underwriter (s) or Dealer(s) from Whom Purchased (Non-affiliates):
TOMS defined:  BCAP, BMOC, BNPS, BOFA, DBAB, FBCO, FCAP, FTIS, HWIL, JEFF, JPMS, LAZA, MLCO, MSCO, MSUS, PIPR, RAJA, RHCO, SBSH, UBSW.
Not defined in TOMS:  Simons First National Bank; Tudor, Picker, Holt & Co.; BBVA Securities; DNB Nor Markets; Tristone Capital;  Wells Fargo Securities; Bank of New York; Comerica Securities

Sector or Industry:	Energy
Date of First Offering:	July 23, 2008
Ratings:	N/A
Maturity Date:	N/A
Coupon:	N/A
Unit Price:	48.00
Underwriting Spread per Unit:	$1.56
Gross Spread as a % of Price:	3.25%
Yield:	N/A
Yield to Maturity	N/A
Principal Amount of Offering:	$1.248 billion to 1.435 billion (estimated per prospectus)
Subordination Features:	N/A
Years of Continued Operation>3:	20+

The adviser attests that the commission, spread or profit with respect to the transaction described is reasonable and fair compared to the commissions, spread or profit received by others in connection with the underwritings of similar securities during a comparable period of time.

The adviser attests that the Total Percentage Purchased by adviser including all funds and private advisory accounts over which adviser has investment discretion did not exceed 25%. [If an eligible 144A offering, must be less than 25% of the 144A offering plus any concurrent public offering] PLEASE INDICATE PERCENTAGE	5.7%

LIST EACH PARTICIPATING FUND	Percent of Offering Purchased by Fund	Dollar Value of Offering Purchased by Fund
Oakmark Equity and Income	5.7%	$72,000,000

Total Purchased for Oakmark Funds which Harris Associates L.P. manages	5.7%	$72,000,000
Total Percent Purchased by all Funds and private advisory accounts over which Harris Associates L.P. has investment discretion.	5.7%	$72,000,000